Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to Registration Statement No. 333-221847 on Form S-1 of our report dated March 30, 2018 relating to the consolidated financial statements of Youngevity International, Inc. and Subsidiaries (which report includes an explanatory paragraph relating to the uncertainty of Youngevity International Inc. and Subsidiaries’ ability to continue as a going concern), included on Form 10-K for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
May 31, 2018